Exhibit 99.1

Accrue Software Announces Two Board Resignations
Tuesday July 1, 2:17 pm ET

FREMONT, Calif.--(BUSINESS WIRE)--July 1, 2003--Accrue Software®, Inc. (OTCBB: ACRU - News) announced today that Robert Smelick, Chairman of its Board of Directors, and Max Hopper, also a member of the Board of Directors, have resigned from the Board for personal reasons.

Mr. Smelick commented, "I believe strongly in the product, employees and management of Accrue. The company serves an area of the software market that is poised for significant future growth, and I will continue to seek ways to advance and support the company."

P. K. Karnik, acting CEO of Accrue, said, "We could not have had more supportive Board members than Bob Smelick and Max Hopper. They stuck with us in the good times and in the difficult times. We are grateful for their past contributions to Accrue and look forward to their continuing support."

About Accrue Software

Accrue Software is a provider of enterprise-level analytic solutions designed to help companies understand, predict, and respond to Internet customer behavior. Accrue's products are designed to enable companies to increase the effectiveness of Internet marketing and merchandising initiatives, better manage customer interactions across multiple channels, and streamline business operations. With Accrue's solutions, companies transform volumes of complex Internet data into actionable information that executives and managers can use to drive key business decisions and improve the return on their Internet investment. Accrue's customers include industry leaders such as Citicorp, Eastman Kodak, Lands' End, Macy's, Lycos Europe, and

Deutsche Telekom.

Accrue Software was founded in 1996 and is headquartered in Fremont, Calif., with international headquarters in Cologne, Germany. Accrue Software can be reached at 1-888-4ACCRUE or 510-580-4500 and at www.accrue.com.

Accrue is a trademark of Accrue Software, Inc. All other trademarks are the sole property of their respective owners.

Except for the historical information contained herein, the matters discussed in the news release are forward-looking statements. These forward-looking statements are based on our current expectations, made only as of the date of this press release and subject to material risks and uncertainties. Accrue undertakes no obligation to update or revise such information, whether as a result of new information, future events or otherwise. Actual results could differ materially from these forward-looking statements. These matters and other business risks are described in detail in the Company's Registration Statement on Form S-1, and in the Company's other filings, which are on file with the Securities and Exchange Commission (http://www.sec.gov).

CONTACT: Accrue Software
Howard Korrell, 510 580-4500
Vice President, Strategic Development